PROSPECTUS SUPPLEMENT

(To Prospectus dated June 3, 2005)

Filed Pursuant to Rule 424(b)(5)

File No. 333-124714

4,137,902 Shares

Common Stock

$4.75 Per Share

We are offering up to 4,137,902 shares of our common stock through the placement agents to one or more selected institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The placement agents are not required to sell any specific number or dollar amount of shares of common stock, but will use their best efforts to arrange for the sale of all of the shares of common stock offered. The common stock will be purchased at the negotiated price of $4.75 per share.

Our common stock is quoted on the Nasdaq National Market under the symbol “IMMC.” On June 28, 2005, the last reported sale price of our common stock was $5.69 per share.

Investing in our common stock involves risks. See “Risk Factors Related to this Offering” beginning on page S-3 of this prospectus supplement and “Risk Factors” beginning on page 2 of the accompanying prospectus.

	Per Share	Total
Price to the public	$4.75	$19,655,035
Placement agents’ fee	$0.33	$1,375,852
Proceeds to Immunicon Corporation (before expenses)	$4.42	$18,279,182

Delivery of the shares of common stock to purchasers will be made on or about June 29, 2005.

All purchaser funds will be deposited into an escrow account set up at The Bank of New York and held until jointly released by us and the placement agents on the date the shares are delivered to the purchasers. All funds received will be held in a non-interest bearing account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Legg Mason Wood Walker	First Albany Capital

                             Incorporated

The date of this Prospectus is June 28, 2005

This prospectus supplement and the accompanying prospectus dated June 3, 2005 relate to the offer by us of 4,137,902 shares of our common stock. You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with any other information.

Prospectus Supplement Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors Related to this Offering” section contained on page S-3 of this prospectus supplement and the “Risk Factors” section on page 2 of the accompanying prospectus, and our consolidated financial statements and the related notes and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless the context otherwise requires, the terms “Immunicon,” “registrant,” “we,” “us” and “our” refer to Immunicon Corporation, a Delaware corporation, and its consolidated subsidiaries.

About Immunicon Corporation

Our business involves the development, manufacture, marketing and sale of proprietary, cell-based diagnostic and research technologies with a primary focus on the diagnosis, treatment and monitoring of cancer. Our products generally consist of kits containing reagents for use with our instruments and other system components that enable scientists, physicians and laboratories to collect, isolate, label, count and analyze circulating tumor cells, or CTCs, and other rare cells present in a patient’s blood sample. Among other partners, we collaborate with Veridex, LLC, or Veridex, a Johnson & Johnson company, on products relating to the management of metastatic breast cancer. In January 2004, Veridex received 510(k) clearance from the U.S. Food and Drug Administration to commercialize the CellSearch Epithelial Cell Kit, a product that incorporates our technologies. We have also granted Veridex a worldwide exclusive license to commercialize cell analysis products relating to cancer which incorporate our technologies. Other collaborators include Quest Diagnostics and Ortho-Clinical Diagnostics K.K., a Johnson & Johnson company. Our products have been shipped to sites in the United States, Europe and Japan.

We are a Delaware corporation. Our principal executive offices are located at 3401 Masons Mill Road, Suite 100, Huntingdon Valley, Pennsylvania 19006. Our telephone number is (215) 830-0777. We maintain a website at http://www.immunicon.com, where general information about us is available. The information on our website is not a part of this prospectus, and the reference to our website is intended as an inactive textual reference only. We make available through a link provided in the Investor Information section of our web site our filings with the Securities and Exchange Commission, or the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, is electronically filed with or furnished to the SEC. We include our website address in this prospectus as an inactive textual reference only. The information found on our website is not a part of this prospectus.

The Offering

Common stock offered in this offering	4,137,902 shares

Common stock to be outstanding after this offering	27,546,896 shares

Use of proceeds	We expect to use the net proceeds from this offering for commercialization of our cancer related research and diagnostic products, including manufacturing and clinical trials, other research and development activities outside the field of cancer, capital expenditures and working capital and other general corporate purposes.

Nasdaq National Market symbol	IMMC

The information above is based on 23,408,994 shares of common stock outstanding as of March 31, 2005 and includes 160,000 shares of common stock granted, subject to restrictions, under restricted stock grants outstanding under our Amended and Restated Equity Compensation Plan as of March 31, 2005 at a weighted average exercise price of $6.12 per share. It does not include:

•	3,044,562 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2005 at a weighted average exercise price of $3.88 per share;

•	42,169 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2005 at a weighted average exercise price of $5.22 per share;

•	266,919 shares of common stock reserved for future awards under our Amended and Restated Equity Compensation Plan as of March 31, 2005; and

•	186,363 shares of common stock reserved for future purchases under our 2004 Employee Stock Purchase Plan.

Risk Factors Related to this Offering

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the risk factors beginning on page 2 of the accompanying prospectus and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into this prospectus supplement and the accompanying prospectus before purchasing our common stock. The risks and uncertainties described below, in the accompanying prospectus and incorporated by reference into the accompanying prospectus are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks or uncertainties occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value. See “Use of Proceeds” at page S-4 of this prospectus supplement for a description of our management’s intended use of the proceeds from this offering.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $4.75 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.57 per share in the net tangible book value of the common stock. See “Dilution” at page S-5 for a more detailed discussion of the dilution you will incur in this offering.

Special Note Regarding Forward-Looking Statements

Certain statements contained herein, or that will be incorporated herein by reference, constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements include management’s expectations regarding future financial performance, industry trends, levels of competition, business and sales activities, research, product development, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions by management, we can give no assurance that our expectations will be achieved. Our actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond our control. These factors include, but are not limited to, risks associated with our dependence on Veridex; our capital and financing needs; research and development and clinical trial expenditures; commercialization of our product candidates; our ability to use licensed products and to obtain new licenses from third parties; our ability to manage growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to our customers for our products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under our agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to our products; effectiveness of our products compared to competitors’ products; protection of our intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against us; labor, contract or technical difficulties; competitive pressures in our industry; other risks and uncertainties discussed under the section titled “Risk Factors”; and other risks and uncertainties, as may be detailed from time to time in our public announcements and filings with the SEC.

We do not intend to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements other than as required under the federal securities laws.

Use of Proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $17.9 million, after deducting the placement agents’ fees and estimated offering expenses.

We expect to use the net proceeds from this offering for commercialization of our cancer related research and diagnostic products, including manufacturing and clinical trials, other research and development activities outside of the field of cancer, capital expenditures and working capital and other general corporate purposes.

Our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in investment-grade, interest-bearing securities.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. In addition, certain of our existing credit agreements prohibit the payment of dividends without lender consent. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our board of directors may deem relevant.

Dilution

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value, tangible assets less total liabilities, in each case at March 31, 2005, by the number of outstanding shares of our common stock.

Our net tangible book value at March 31, 2005, was approximately $42,264,721, or $1.81 per share, based on 23,408,994 shares of our common stock outstanding as of March 31, 2005. After giving effect to the sale of 4,137,902 shares of common stock by us at a public offering price of $4.75 per share, less the placement agents’ fees and our estimated offering expenses, our net tangible book value at March 31, 2005, would have been approximately $60.2 million, or $2.18 per share. This represents an immediate increase in the net tangible book value of $0.38 per share to existing stockholders and an immediate dilution of $2.57 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share	$4.75
Net tangible book value per share as of March 31, 2005	$1.81
Increase in net tangible book value per share after the offering	$0.38
Net tangible book value per share after this offering	$2.18
Dilution per share to new investors	$2.57

Plan of Distribution

Legg Mason Wood Walker, Incorporated and First Albany Capital Inc., referred to as the placement agents, have entered into a placement agency agreement with us in which they have agreed to act as placement agents in connection with the offering. The placement agents are not purchasing or selling any shares by this prospectus supplement and the accompanying prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of the shares, but have agreed to use reasonable efforts to arrange for the sale of all 4,137,902 shares.

The placement agency agreement provides that the obligations of the placement agents are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel.

The placement agents propose to arrange for the sale to one or more purchasers of the shares of common stock offered pursuant to this prospectus supplement and the accompanying base prospectus through direct purchase agreements between the purchasers and us.

All purchaser funds will be deposited into an escrow account at The Bank of New York and held until jointly released by us and the placement agents on the date the shares are delivered to the purchasers. The Bank of New York, acting as escrow agent, will invest all funds it receives in a non-interest bearing account in accordance with Rule 15c2-4 under the Exchange Act. The escrow agent will not accept any purchaser funds until the date of this prospectus supplement. Before the closing date, The Bank of New York will notify the placement agents that all of the funds to pay for the shares have been received. We will deposit the shares with the Depository Trust Company upon receiving notice from the placement agents. At the closing, Depository Trust Company will credit the shares to the respective accounts of the investors.

We have agreed to pay the placement agents a fee equal to 7% of the proceeds of this offering and to reimburse the placement agents for reasonable expenses that they incur in connection with the offering. Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415. The following table shows the per share and total fees we will pay to the placement agents in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all the shares offered hereby.

Per share placement agent commissions	$0.33
Maximum offering total	$1,375,852

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions and other fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligation to issue and sell shares to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us in our discretion. A purchaser’s obligation to purchase shares is subject to conditions set forth in the purchase agreement as well, which also may be waived.

It is expected that the sale of up to 4,137,902 shares will be completed on June 29, 2005. We estimate the total expenses of this offering, which will be payable by us, excluding the commissions and other fees, will be approximately $400,000.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agents may be required to make in respect thereof.

We and our officers and directors and certain of our stockholders have agreed to a 90-day “lock up” with respect to shares of our common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Legg Mason Wood Walker. Notwithstanding the foregoing, if (x) during the last 17 days of such 90 day period we issue an earnings release or material news or a material event relating to us occurs; or (y) prior to the expiration of the 90 day period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 90 day period; the restrictions imposed shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page 35 of the accompanying prospectus.

Legal Matters

The validity of the common stock offered by us in this prospectus supplement has been passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. The placement agents are being represented in connection with this offering by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in the accompanying prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated in the accompanying prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement or the accompanying prospectus. Any statement contained in a document that is incorporated by reference in this prospectus supplement or the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement or the accompanying prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

•	Our Current Report on Form 8-K filed on April 15, 2005;

•	Our Current Report on Form 8-K filed on April 25, 2005;

•	Our Current Report on Form 8-K filed on June 20, 2005;

•	Our two Current Reports on Form 8-K filed on June 21, 2005;

•	Only pages 11 and 12 of Exhibit 99.1 of the Form 8-K furnished on June 20, 2005;

•	Our Current Report on Form 8-K furnished on June 24, 2005; and

•	The description of our common stock contained in our registration statement on Form 8-A dated April 9, 2004 (File No. 000-50677), including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future documents we subsequently file pursuant to Sections 13(a), 13(c), 14, 15(d) of the Exchange Act (other than information furnished to, and not filed with, the SEC) prior to the termination of this offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, call or write us at the following address and telephone number:

Immunicon Corporation

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

Attention: Corporate Secretary

(215) 830-0777

PROSPECTUS

$75,000,000

IMMUNICON CORPORATION

Common Stock, Preferred Stock, Debt Securities,

Warrants to Purchase Common Stock,

Warrants to Purchase Preferred Stock,

Warrants to Purchase Debt Securities,

Depositary Shares, Stock Purchase Contracts and

Stock Purchase Units

We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol “IMMC.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system, or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Prospectus dated June 3, 2005.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Immunicon is a registered trademark of Immunicon Corporation. The Immunicon logo is a registered stylized trademark of Immunicon Corporation. CellSpotter, CellTracks, MagNest and CellSave are registered trademarks of Immunivest Corporation, a wholly owned subsidiary of Immunicon Corporation, and CellTracks EasyCount, EasyCount, CellTracks MagNest, CellPrep, AutoPrep and CellTracks Analyzer II are trademarks of Immunivest Corporation. The CellTracks Analyzer logo, CellTracks AutoPrep logo and CellSpotter Analyzer logo are registered stylized trademarks of Immunivest Corporation, and the CellTracks MagNest logo and CellSave Preservative Tube logo are stylized trademarks of Immunivest Corporation. CellSearch is a registered trademark of Johnson & Johnson. All other trademarks appearing in this prospectus are the property of their respective holders.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, utilizing a “shelf” registration process, relating to the common stock, preferred stock, debt securities, warrants to purchase common stock, warrants to purchase preferred stock, warrants to purchase debt securities, depositary shares, stock purchase contracts and stock purchase units described in this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $75,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, the terms “Immunicon,” “registrant,” “we,” “us” and “our” refer to Immunicon Corporation, a Delaware corporation, and its consolidated subsidiaries.

WHO WE ARE

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should consider carefully the information beginning on page 2 of this prospectus under the heading “Risk Factors.”

Our business involves the development, manufacture, marketing and sale of proprietary, cell-based diagnostic and research technologies with a primary focus on the diagnosis, treatment and monitoring of cancer. Our products generally consist of kits containing reagents for use with our instruments and other system components that enable scientists, physicians and laboratories to collect, isolate, label, count and analyze circulating tumor cells, or CTCs, and other rare cells present in a patient’s blood sample. Among other partners, we collaborate with Veridex, LLC, or Veridex, a Johnson & Johnson company, on products relating to the management of metastatic breast cancer. In January 2004, Veridex received 510(k) clearance from the U.S. Food and Drug Administration to commercialize the CellSearch Epithelial Cell Kit, a product that incorporates our technologies. We have also granted Veridex a worldwide exclusive license to commercialize cell analysis products relating to cancer which incorporate our technologies. Other collaborators include Quest Diagnostics and Ortho-Clinical Diagnostics K.K., a Johnson & Johnson company. Our products have been shipped to sites in the United States, Europe and Japan.

Our principal executive offices are located at 3401 Masons Mill Road, Suite 100, Huntingdon Valley, Pennsylvania 19006. Our telephone number is (215) 830-0777. We maintain a website at http://www.immunicon.com, where general information about us is available. The information on our website is not a part of this prospectus, and the reference to our website is intended as an inactive textual reference only.

Immunicon Corporation was incorporated in the Commonwealth of Pennsylvania in August 1983 as Immunicon Corporation. In December 2000, we merged with and into Immunicon Corporation, a Delaware corporation. In April 2004, we completed an underwritten initial public offering of our common stock. Our common stock is quoted on the Nasdaq National Market, or Nasdaq, under the trading symbol “IMMC.” Our fiscal year ends on December 31.

For further information regarding us and our financial information, you should refer to our recent filings with the Commission. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

RISK FACTORS

The following is a discussion of certain significant risk factors that could potentially negatively impact our financial condition, performance and prospects. You should carefully consider the following factors in evaluating our company. Any of the following factors could materially and adversely affect our business, financial position and results of operations.

Risks Relating to our Business

We have a history of operating losses, expect to continue to incur substantial losses, and might never achieve or maintain profitability.

We are a development stage company with limited operating history. We have incurred significant net losses since we began operations in 1983. As of March 31, 2005, we had a deficit accumulated during our development stage of $98.6 million. For the 12 months ended December 31, 2004 and 2003 and the three months ended March 31, 2005, we had net losses of $27.9 million, $17.6 million and $7.1 million, respectively. These losses have resulted primarily from costs incurred in our research and development programs and from our general and administrative expenses. Because our operating expenses are likely to increase significantly in the near term, we will need to generate significant additional revenue to achieve profitability. As we do not as yet have sufficient operating revenue from the sales of our products to offset our losses, we expect our losses to continue to increase as a result of ongoing research and development and clinical trial expenses, as well as increased manufacturing, sales and marketing expenses. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. Because of the numerous risks and uncertainties associated with our product development efforts, market acceptance and uncertainties concerning the success of sales efforts by us and Veridex, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.

If our relationship with Veridex is terminated, we may be unable to continue to commercialize effectively certain of our products based on our technologies in the field of cancer.

We entered into a development, license and supply agreement with Veridex, under which we granted to Veridex a worldwide exclusive license in the field of cancer to commercialize cell analysis products based on our technologies. We also appointed Veridex as our exclusive sales, invoicing and collection agent for our cell analysis instrumentation in cancer. Veridex may terminate this agreement with or without reason at any time by providing us with 24 months’ prior written notice. Veridex also may terminate this agreement if we are in material breach or are acquired by a competitor in the IVD field. In addition, while we have granted Veridex the exclusive right to market, distribute and conduct field, technical, customer service and certain manufacturing finishing operations for these products, this agreement provides that Veridex has very limited obligations to perform these functions. For example, the agreement does not require Veridex to meet any minimum levels with respect to sales, marketing personnel or other marketing expenditures. If Veridex were to terminate or fail to meet its obligations under this agreement or fail to deploy adequate resources to commercialize products under this agreement:

•	we would incur significant delays and expense in the commercialization of these products;

•	we might be unable to enter into a similar agreement with another company with similar resources to commercialize these products and perform these functions on acceptable terms, if at all; and

•	we might be unable to commercialize these products or perform these functions successfully ourselves.

Any of these outcomes could result in delays in our ability to generate revenues from the sales of these products, an increase in our expenses and a resulting adverse impact on our operations and financial results, and the value of our common stock would likely decline. If we and Veridex are able to generate product sales under our agreement, we are required to invest an amount ranging from between 8.5 and 10 percent of total net product sales by Veridex, excluding revenue from cell analysis system sales, in research and development for cancer-related cell analysis products.

If our products and Veridex’s products do not achieve market acceptance, we will be unable to generate significant revenues from them.

The future commercial success of our products and of Veridex’s products based on our technologies will depend primarily on:

•	convincing research, reference and clinical laboratories to conduct validation studies using these products and to offer these products as research tools for scientists and clinical investigators and as diagnostic products to physicians, laboratory professionals and other medical practitioners; and

•	convincing physicians, laboratory professionals and other medical practitioners to order tests for their patients involving our technologies.

To accomplish this, we and Veridex will need to convince oncologists, primary care physicians, surgeons, laboratory professionals and other members of the medical and biotechnology communities of the benefits of these products through published papers, presentations at scientific conferences and additional clinical trials. For example, at the present time we and Veridex do not have sufficient data to indicate that there may be a significant market for any of our products for monitoring of recurrence of cancer in patients. If we and Veridex are not successful in these efforts, the market acceptance for these products could be limited. Additionally, if ongoing or future clinical trials result in unfavorable or inconsistent results, these products may not achieve market acceptance. Other factors that might influence market acceptance of these products include the following:

•	evidence of clinical utility;

•	ability to obtain sufficient third-party coverage or reimbursement;

•	convenience and ease of administration;

•	availability of alternative and competing diagnostic products;

•	cost-effectiveness;

•	effectiveness of marketing, distribution and pricing strategy; and

•	publicity concerning these products or competitive products.

If these products do not gain broad market acceptance, our business will suffer.

If we or Veridex are not able to obtain all of the regulatory approvals and clearances required to commercialize our products, our business would be significantly harmed.

The products based on our technologies are generally regulated as medical devices by the FDA and comparable agencies of other countries. In particular, FDA regulations govern, among other things, the activities that we and Veridex perform, including product development, product testing, product labeling, product storage, pre-market notification clearance (or 510(k)) or pre-market approval (or PMA), manufacturing, advertising, promotion, product sales, reporting of certain product failures and distribution.

Most of the products that we plan to develop and commercialize in the United States will require either 510(k) clearance, or PMA approval from the FDA prior to marketing. The 510(k) clearance process usually takes from two to twelve months from submission, but can take longer. The PMA process is much more costly, lengthy and uncertain and generally takes from one to two years or longer from submission.

All of the products that we or Veridex intend to submit for FDA clearance or approval will be subject to substantial restrictions, including, among other things, restrictions on the indications for which we and Veridex may market these products, which could result in lower revenues. The marketing claims we and Veridex will be permitted to make in labeling or advertising regarding our cancer diagnostic products, if cleared or approved by the FDA, will be limited to those specified in any clearance or approval. We expect that initially many of these products will be limited to research use only. In addition, both we and Veridex are subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. If the FDA finds that we or Veridex have failed to comply with these requirements, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions, including:

•	fines, injunctions and civil penalties;

•	recall or seizure of our products or Veridex’s products;

•	operating restrictions, partial suspension or total shutdown of production;

•	denial of requests for 510(k) clearances or PMAs of product candidates;

•	withdrawal of 510(k) clearances already granted;

•	disgorgement of profits; and

•	criminal prosecution.

Any of these enforcement actions could affect our ability or Veridex’s ability to commercially distribute our products in the United States and may also harm our ability to conduct the clinical trials necessary to support the marketing, clearance or approval of these products.

If the third-party manufacturers we rely on either refuse or are unable to successfully manufacture certain of our products, we may be unable to commercialize these products.

We have limited commercial manufacturing experience and capabilities. We currently assemble or perform final assembly, test and release of the CellSpotter System, the CellTracks AutoPrep System and the CellTracks Analyzer II, as well as bulk reagents and other associated products used with the CellTracks AutoPrep System, at our facility located in Huntingdon Valley, Pennsylvania. We currently have adequate manufacturing capacity, or have planned for expansion of such capacity, to meet anticipated demand for 2005 and 2006. However, in order to meet anticipated demand thereafter, we will have to expand our manufacturing processes and facilities or increase our reliance on third-party manufacturers. Under our agreement with Veridex, we might be required to establish a third manufacturing facility or qualify a contract manufacturer in the future. We might encounter difficulties in expanding our manufacturing processes and facilities or in expanding our relationships with third-party manufacturers and might be unsuccessful in overcoming these difficulties. In that event, our ability to meet product demand could be impaired or delayed.

We face additional risks inherent in operating a single manufacturing facility for those products we manufacture ourselves. We do not have alternative production plans in place or alternative facilities available at this time. If there are unforeseen shutdowns to our facility, we will be unable to satisfy customer orders on a timely basis with respect to these products. We rely currently and intend to continue to rely significantly in the future on third-party manufacturers to produce some of our products. For example, we are dependent on a small, private contract design, engineering and manufacturing company, Astro Instrumentation, LLC, or Astro, for our CellTracks AutoPrep System. If Astro loses key personnel or encounters financial or other difficulties, they may be unable to continue to manufacture this system and provide ongoing design and engineering support for commercialization and future enhancements of this system, and we may have difficulty replacing them. In addition, we currently use a third-party manufacturer for our CellSave Preservative Tube. We are dependent on these third-party manufacturers to perform their obligations in a timely and effective manner and in compliance with FDA and other regulatory requirements. If these third-party manufacturers fail to perform their obligations, our competitive position and ability to generate revenue could be adversely affected in a number of ways, including:

•	we might not be able to initiate or continue clinical trials on products that are under development;

•	we might be delayed in submitting applications for regulatory approvals and clearances for products; and

•	we might not be able to meet commercial demands for any approved or cleared products.

Any failures in manufacturing these products may also result in a breach of our agreement with Veridex.

If third-party payors do not reimburse customers for our products and Veridex’s products, they might not be used or purchased, which would adversely affect our revenues.

The majority of the sales of our products and Veridex’s products based on our technologies in the United States and other markets will depend, in large part, on the availability of adequate reimbursement to users of these products from government insurance plans, including Medicare and Medicaid in the United States, managed care organizations, private insurance plans and other third-party payors. Because these products have only recently been commercially introduced, third-party payors have no history of reimbursing for the cost of these products. Third-party payors are often reluctant to reimburse healthcare providers for the use of medical diagnostic products incorporating new technology. In addition, third-party payors are increasingly limiting reimbursement coverage for medical diagnostic products and, in many instances, are exerting pressure on medical products suppliers to reduce their prices. Consequently, third-party reimbursement might not be consistently available or adequate to cover the cost of our products. This could limit our ability or Veridex’s ability to sell these products or cause the prices of these products to be reduced, which would adversely affect our operating results.

Because each third-party payor individually approves reimbursement, obtaining these approvals is a time-consuming and costly process that will require us and Veridex to provide scientific and clinical support for the use of each of these products to each third-party payor separately with no assurance that approval will be obtained. This process could delay the market acceptance of new products and could have a negative effect on our revenues and operating results.

If we or any of our third-party manufacturers do not maintain high standards of manufacturing in accordance with Quality System Regulations, our ability to develop, and Veridex’s and our ability to commercialize, our products could be delayed or curtailed.

We and any third-party manufacturers that we currently rely on or will rely on in the future, including those we rely on to produce our CellTracks AutoPrep System and CellSave Preservative Tube, must continuously adhere to the current good manufacturing practices, or cGMP, set forth in the FDA’s Quality System Regulations, or QSR, and enforced by the FDA through its facilities inspection program. In complying with QSR, we and any of our third-party manufacturers must expend significant time, money and effort in design and development, testing, production, record-keeping and quality control to assure that our products meet applicable specifications and other regulatory requirements. The failure to comply with these specifications and other requirements could result in an FDA enforcement action, including the seizure of products and shutting down production. We or any of these third-party manufacturers also may be subject to comparable or more stringent regulations of foreign regulatory authorities. If we or any of our third-party manufacturers fail to comply with these regulations, we might be subject to regulatory action, which could delay or curtail our ability to develop, and Veridex’s and our ability to commercialize, products based on our technologies.

If we fail to obtain necessary funds for our operations, we will be unable to continue to develop and commercialize new products and technologies.

We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercialization, manufacturing, clinical trials and research and development activities. Specifically, we will need to raise additional capital to, among other things:

•	sustain commercialization with Veridex of our initial products;

•	pursue regulatory approvals and clearances;

•	expand our research and development activities;

•	acquire or license technologies;

•	fund our clinical trial activities;

•	expand our manufacturing activities; and

•	finance capital expenditures and our general and administrative expenses.

To date, we have raised capital through private equity, public equity and debt financings, license and milestone revenues from corporate collaborations, capital equipment and leasehold financing, government grants and interest earned on cash and investments. However, our present and future funding requirements will depend on many factors, including, among other things:

•	the level of research and development investment required to maintain and improve our technology position;

•	costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	our need or decision to acquire or license complementary technologies or acquire complementary businesses;

•	changes in product development plans needed to address any difficulties in manufacturing or commercialization;

•	competing technological and market developments; and

•	changes in regulatory policies or laws that affect our operations.

We do not know whether additional financing will be available on commercially acceptable terms when needed. If adequate funds are not available or are not available on commercially acceptable terms, our ability to fund our operations, develop products or technologies or otherwise respond to competitive pressures could be significantly delayed or limited, and we might need to downsize or halt our operations.

If we raise additional funds by issuing equity securities, further dilution to our stockholders could result, and new investors could have rights superior to those of our existing shareholders. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay or may be unable to continue to develop our products.

If the third parties we intend to contract with for clinical trials do not perform in an acceptable manner, or if we suffer setbacks in these clinical trials, our business may suffer.

We do not have the ability independently to conduct the clinical trials required to obtain regulatory clearances for our products. We intend to rely on third-party expert clinical investigators and clinical research organizations to perform these functions. If we cannot locate and enter into favorable agreements with acceptable third parties, or if these third parties do not successfully carry out their contractual obligations, meet expected deadlines or follow regulatory requirements, including clinical laboratory, manufacturing and good clinical practice guidelines, then we may be the subject of an enforcement action by the FDA or some other regulatory body, and may be unable to obtain clearances for our products or to commercialize them on a timely basis, if at all.

The completion of clinical trials of our products may be delayed by many other factors, including the rate of enrollment of patients. Neither we nor any third-party clinical investigators and clinical research organizations can control the rate of patient enrollment, and this rate might not be consistent with our expectations or sufficient to enable clinical trials of our products to be completed in a timely manner or to be completed at all. In addition, regulatory authorities might not permit us to undertake additional clinical trials for one or more of these products. If we suffer any significant delays, setbacks or negative results in, or termination of, clinical trials for our products, we may be unable to generate product sales from these products in the future.

If we lose key management or scientific personnel, scientific collaborators or other advisors, our business would suffer.

Our success depends, in large part, on the efforts and abilities of Edward L. Erickson, who is our Chairman and Chief Executive Officer, Byron D. Hewett, who is our President and Chief Operating Officer, Leon W.M.M. Terstappen, who is our Senior Vice President of Research and Development and Chief Scientific Officer, and James G. Murphy, who is our Senior Vice President of Finance and Administration and Chief Financial Officer, as well as the other members of our senior management and our scientific and technical personnel. Given that the pool of individuals with relevant experience in biotechnology and diagnostic products in particular is limited, it would be costly and time-consuming to replace any of our senior management or scientific personnel. Although we maintain key-person life insurance on Mr. Erickson and Dr. Terstappen, we do not maintain key-person life insurance on any of our other officers, employees or consultants. We also depend on our scientific collaborators and other advisors, particularly with respect to our research and development efforts. If we lose the services of one or more of our key officers, employees or consultants, or are unable to retain the services of our scientific collaborators and other advisors, our research and development and product development efforts could be delayed or curtailed.

If Veridex and the other third parties we intend to rely on to perform marketing, sales and distribution services for our products do not successfully perform these services, our business will be harmed.

We have limited marketing, sales and distribution experience and capabilities. In order to commercialize any of our products, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. We intend to rely for the foreseeable future on sales, marketing and distribution arrangements with third parties for the commercialization of our products. Specifically, we will rely on Veridex for the commercialization of the initial cancer diagnostic products based on our technologies. We may be unable to enter into sales, marketing and distribution agreements with third parties on acceptable terms, if at all. Also, the sales, marketing, and distribution efforts of these third parties might not be successful. Any sales through these third parties might be less profitable to us than direct sales.

If we decide to perform any sales, marketing and distribution functions ourselves, we might face a number of risks, including:

•	our ability to attract and build the significant and skilled marketing staff or sales force necessary to commercialize and gain market acceptance for our products;

•	the amount of time and cost of establishing a marketing staff or sales force might not be justifiable by the revenues generated by any particular product; and

•	the failure of our direct sales and marketing personnel to initiate and execute successful commercialization activities.

If the limited number of suppliers we rely on fail to supply the raw materials we use in the manufacturing of our reagent products, we might be unable to satisfy product demand, which would negatively impact our business.

Some of the raw materials used in the manufacturing of our reagent products used in several of our platforms and instruments currently are available only from a limited number of suppliers. We acquire all of these raw materials on a purchase-order basis, which means that the supplier is not required to supply us with specified quantities of these raw materials over a certain period of time or to set aside part of its inventory for our forecasted requirements. Additionally, for certain of these raw materials, we have not arranged for alternative suppliers, and it might be difficult to find alternative suppliers in a timely manner and on terms acceptable to us. Consequently, as we continue our commercialization efforts, if we do not forecast properly, or if our suppliers are unable or unwilling to supply us in sufficient quantities or on commercially acceptable terms, we might not have access to sufficient quantities of these raw materials on a timely basis and might not be able to satisfy product demand.

In addition, if any of these components and raw materials are no longer available in the marketplace, we will be forced to further develop our technologies to incorporate alternate components and to do so in compliance with QSR. If we incorporate new components or raw materials into our products we might need to seek and obtain additional approvals or clearances from the FDA or foreign regulatory agencies, which could delay the commercialization of these products.

If our competitors develop and market technologies or research and diagnostic products faster than we or Veridex do or if those products are more effective than our products, our commercial opportunities will be reduced or eliminated.

The extent to which any of our technologies and products achieve market acceptance will depend on many competitive factors, many of which are beyond our control. Competition in the pharmaceutical and biotechnology industries, and the medical devices and diagnostic products segments in particular, is intense and has been accentuated by the rapid pace of technological development. Our competitors include large diagnostics and life sciences companies. Most of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing, sales and service resources than we do. Some of them also have more experience than we do in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These organizations also compete with us to:

•	pursue acquisitions, joint ventures or other collaborations;

•	license proprietary technologies that are competitive with our technologies;

•	attract funding; and

•	attract and hire scientific talent.

If we or Veridex cannot successfully compete with new or existing products or technologies, sales of our products will suffer and we may never achieve profitability. Because of their greater experience with commercializing their technologies and larger research and development capabilities, our competitors might succeed in developing and commercializing technologies or products earlier and obtaining regulatory approvals and clearances from the FDA more rapidly than Veridex or us. Our competitors also might develop more effective technologies or products that are more predictive, more highly automated or more cost-effective, which may render our technologies or products obsolete or non-competitive.

If we experience delays in the development of new products or delays in planned improvements to our products, our commercial opportunities will be reduced.

To improve our competitive position, we believe that we will need to develop new products as well as improve our existing instruments, reagents and ancillary products. Improvements in automation and throughput (the number of tests that can be performed in a specified period of time) of our products will be important to the competitive position of our products as we market to a broader, perhaps less technically proficient, group of customers. Our ability to develop new products and make improvements in our products may face difficult technological challenges leading to development delays. For example, we had experienced delays in connection with the development of our CellTracks Analyzer cell analysis instrument for use in cancer diagnostic testing. These delays were the result of technical problems associated with reliability of the system to detect cancer cells. In response, we are planning to introduce a second-generation instrument, the CellTracks Analyzer II, which, among other improvements over our current CellSpotter Analyzer, implements enhancements such as the automation of data acquisition and enhanced detection of CTCs and other types of cells. We are also continuing to develop our analyzer platforms further because we believe that some of the planned features, such as the ability to quantify cellular markers using ASRs, may be required to address future potential research and clinical applications and to remain competitive. If we are unable successfully to complete development of new products or if we are unable successfully to complete the planned enhancements to our products, in each case without significant delays, our future competitive position may be adversely affected.

If product liability lawsuits are successfully brought against us, we might incur substantial liabilities and could be required to limit the commercialization of our products.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing, marketing and sale of diagnostic products. We might be unable to avoid product liability claims. Product liability insurance generally is expensive for our industry. If we are unable to maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our products. A successful product liability claim brought against us in excess of any insurance coverage we have at that time could cause us to incur substantial liabilities and our business to fail.

If we use biological and hazardous materials in a manner that causes injury, we could be liable for damages.

Our research and development activities sometimes involve the controlled use of potentially harmful biological materials, hazardous materials and chemicals. We cannot completely eliminate the risk of accidental contamination or injury to third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject on an ongoing basis to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations might be significant and could negatively affect our profitability.

If we are unable to manage growth in connection with our transition from an early-stage development company to a company that commercializes research and diagnostic products, our operations will suffer.

We will need to add a significant number of new personnel and expand our capabilities in order successfully to pursue our commercialization strategy for our initial IVD products as well as our research and development efforts. Certain aspects of our operations must be scaled up, for example, to increase the batch sizes of antibodies and other bulk components that we will need to provide for use in the test kits manufactured by Veridex and the number of instrument systems we can manufacture per quarter. Organizational growth and scale-up of operations could strain our existing managerial, operational, financial and other resources. If we fail to manage this growth effectively, we may not be able to achieve our research and development and commercialization goals.

Risks Relating to our Intellectual Property

If we are unable to protect our proprietary rights, we may not be able to compete effectively.

We have obtained patents in the United States and in foreign countries relating to many of the technologies that are the basis of our products, such as the basic technologies relating to the separation and isolation of cells for the detection of cancer and the various aspects of the reagents, methods and instrument platforms that we are commercializing or plan to commercialize. In addition, we maintain trade secrets, especially where we believe patent protection is not appropriate or obtainable, on various aspects of our technologies and that we do not wish to become publicly known. However, obtaining, defending and enforcing our patents and other intellectual property rights involve complex legal and factual questions. For example, many of our key patents relating to our basic technologies for the separation and isolation of cells for the detection of cancer contain claims covering our processes for manufacturing and using our magnetic separation particles, or ferrofluids. If a competitor were to practice or use these processes without our knowledge or consent, these patents may be particularly difficult to defend or enforce because it may not be apparent from examination of the competitor’s products that the competitor is using our patented processes. In particular, if we were not able successfully to defend or enforce our patents that cover our ferrofluids, which are utilized as a key component of our CellTracks AutoPrep System, competitors could more easily produce systems that might be able to perform separation of CTCs from blood samples in a manner substantially equivalent to our CellTracks AutoPrep System without compensating us, resulting in substantial damage to our business.

Because the issuance of a patent is not conclusive of its validity or enforceability and can be challenged, we do not know how much protection, if any, our patents will provide to us if we attempt to enforce them or if others challenge their validity or enforceability in court. For example, if our patents relating to the separation of CTCs from blood samples were challenged and invalidated, we would not be able to prevent others from utilizing these key aspects of our technologies, which would substantially harm our business. Moreover, our patent applications may not result in issued patents, and even if issued, our patents may not contain claims that are sufficiently broad to prevent others from practicing our technologies or developing competing products. Accordingly, we cannot assure you that we will be able to obtain, defend or enforce our patent rights covering our technologies in the United States or in foreign countries. In addition, if others discover or misappropriate the technologies that we have chosen to maintain as trade secrets, we may not be able to effectively maintain our technologies as unpatented trade secrets. Although we have taken measures to protect our unpatented trade secrets and other non-public information such as know-how, including the use of confidentiality and invention assignment agreements with our employees, consultants and some of our contractors, it is possible that these persons may unintentionally or willingly breach the agreements or that our competitors may independently develop or otherwise discover our trade secrets and know-how.

A challenge to one or more of our pending patent applications, or issued patents, may result in limiting the coverage of our patents so that a competitor can effectively avoid our patent claims. In addition, competitors may avoid our patents by using technologies that perform in substantially the same manner as our technologies, but avoid infringing our patent claims. For example, if a competitor were to use a cell separation technology that performs as well, or nearly as well, as our patented ferrofluids, the competitor may be able to market products that may be functionally equivalent and perform as well or nearly as well as our products, thereby diminishing the competitive advantage afforded by our issued patents.

Although we may initiate litigation to stop the infringement of our patent claims or to attempt to force an unauthorized user of our patented inventions or trade secrets to compensate us for the infringement or unauthorized use, patent and trade secret litigation is complex and often difficult and expensive, and would consume the time of our management and other significant resources. If the outcome of litigation is adverse to us, third parties may be able to use our technologies without payments to us. Moreover, some of our competitors may be better able to sustain the costs of litigation because they have substantially greater resources. Because of these factors relating to litigation, we may be unable effectively to prevent misappropriation of our patent and other proprietary rights.

If the use of our technologies conflicts with the intellectual property rights of third-parties, we may incur substantial liabilities and we may be unable to commercialize products based on these technologies in a profitable manner, if at all.

Our competitors or others may have or acquire patent rights that they could enforce against us. If they do so, we may be required to alter our technologies, pay licensing fees or cease activities. If our technologies conflict with patent rights of others, third parties could bring legal action against us or our licensees, suppliers, customers or collaborators, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we might have to obtain a license in order to continue to manufacture or market the affected products. A required license under the related patent may not be available on acceptable terms, if at all.

We may be unaware of issued patents that our technologies infringe. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, that may later result in issued patents upon which our technologies may infringe. There could also be existing patents of which we are unaware upon which our technologies may infringe. In addition, if third parties file patent applications or obtain patents claiming technology also claimed by us in pending applications, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention. If third parties file oppositions in foreign countries, we may also have to participate in opposition proceedings in foreign tribunals to defend the patentability of the filed foreign patent applications. We may also have to participate in interference proceedings involving our issued patents or our pending applications.

If a third party claims that we infringe upon its proprietary rights, any of the following may occur:

•	we may become involved in time-consuming and expensive litigation, even if the claim is without merit;

•	we may become liable for substantial damages for past infringement if a court decides that our technologies infringe upon a competitor’s patent;

•	a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially acceptable terms, if at all, or which may require us to pay substantial royalties or grant cross licenses to our patents; and

•	we may have to redesign our product so that it does not infringe upon others’ patent rights, which may not be possible or could require substantial funds or time.

If any of these events occurs, our business will suffer and the market price of our common stock will likely decline.

Our rights to use technologies licensed to us by third parties are not within our control, and we may not be able to implement our products without these technologies.

We have licensed patents and other rights that are necessary to commercialize our products. Our business will significantly suffer if these licenses terminate, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties or if the licensed patents or other rights are found to be invalid.

We have exclusively in-licensed significant intellectual property, including patents and know-how, related to our cell analysis instrumentation and cell isolation and enrichment products. In April 1997 we entered into a license agreement with University of Twente, or Twente, under which we were granted exclusive rights to technology developed at Twente relating to optical analysis of particles similar to cells and cell particles. This technology and the underlying patents and know-how contribute significantly to our cell analysis platforms. This agreement will terminate upon the later of April 2007 or the expiration date of the last to expire of the patents licensed under this agreement. In addition, Twente may unilaterally terminate this agreement if we are in material breach or if we become bankrupt or insolvent. Twente also may unilaterally terminate the license granted under this agreement if we do not maintain sufficient general and product liability insurance coverage once we have begun clinical trials and commercialization of our products. In addition, in September 1999, we entered into a license agreement with the University of Texas, or Texas, under which we were granted exclusive rights to technology, including patents and know-how, which we developed in collaboration with Texas, relating to the isolation, enrichment and characterization of circulating epithelial cells. Epithelial cells are cells that cover external and internal body surfaces and give rise to the majority of solid tumors. This technology and the underlying patents and know-how contribute significantly to our cell analysis products in the field of cancer diagnostics. We are responsible for making royalty payments of one percent of our sales of reagents incorporating the intellectual property licensed to us under this agreement. This agreement terminates when all of Texas’s rights to the licensed technologies expire. In addition, Texas also may unilaterally terminate this agreement if we are in material breach or become bankrupt or insolvent. Texas also may unilaterally terminate the license granted under this agreement, or the exclusivity of such license, in any national political jurisdiction if we fail to provide written evidence satisfactory to Texas, within 90 days of receiving written notice from Texas that it intends to terminate this license, that we or our sublicensees have commercialized or are actively attempting to commercialize a licensed invention in these jurisdictions. In addition, in July 2002, we entered into a license agreement with Streck Laboratories, Inc., or Streck. Under this agreement, Streck granted to us a non-exclusive, worldwide, royalty-bearing license to practice certain of Streck’s cell preservative technology, including patents and know-how, for the research, development, manufacture and sale of our CellSave Preservative Tube to test for the presence of epithelial cells or CTCs in a sample of fluid from a patient. This agreement will terminate upon the expiration date of the last to expire of the patents licensed under this agreement. In addition, either party also may terminate this agreement if the other party is in material breach or becomes involved in financial difficulties, including bankruptcy and insolvency.

If we violate the terms of our licenses, or otherwise lose our rights to these patents or patent applications, we may be unable to continue development of our products. Our licensors or others may dispute the scope of our rights under any of these licenses. Additionally, the licensors under these licenses might breach the terms of their respective agreements or fail to prevent infringement of the licensed patents by third parties. Loss of any of these licenses for any reason could materially harm our financial condition and operating results.

If we cannot obtain additional licenses to intellectual property owned by third parties that we desire to incorporate into new products we plan to develop, we may not be able to develop or commercialize these future products.

We are developing products designed to identify and characterize additional types of cells other than CTCs and epithelial cells, such as endothelial cells. We also plan to develop cell profile products using reagents that are fluorescently tagged antibodies designed to characterize target cells, which are classified by the FDA as analyte specific reagents, or ASRs. ASRs can be used in research as an aid in evaluating new therapies in clinical trials, and we plan to develop a family of ASRs for profiling of each rare cell type of interest. However, many, if not all, of the target-specific and other reagents, including antibodies, that we ultimately may use in the development and commercialization of these future cell profile products and in our future products for identifying additional types of cells may be protected by patent and other intellectual property rights owned by third parties. If we are unable to obtain rights to use this third party intellectual property under commercially reasonable terms, or at all, we may be unable to develop these products, and this could harm our ability to expand our commercial products offerings and to generate additional revenue from these products.

Risks Relating to our Common Stock

The market price of our common stock may be highly volatile.

We cannot assure you that an active trading market for our common stock will exist at any time. Holders of our common stock may not be able to sell shares quickly or at the market price if trading in our common stock is not active. Since initial trading of our stock began in April 2004 through February 28, 2005, our average daily trading volume has been 117,624 shares. Substantially all of the 23.2 million shares outstanding are eligible for sale in the public market. The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	actual or anticipated results of our clinical trials;

•	actual or anticipated regulatory approvals of our products or of competing products;

•	changes in laws or regulations applicable to our products;

•	changes in the expected or actual timing of our development programs;

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations by us, our collaborators or our competitors;

•	new products or services introduced or announced by us or our competitors;

•	changes in financial estimates or recommendations by securities analysts;

•	conditions or trends in the biotechnology and pharmaceutical industries;

•	changes in the market valuations of similar companies;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	the loss of a collaborator, including Veridex;

•	developments concerning our collaborations;

•	trading volume of our common stock; and

•	sales of our common stock by us or our stockholders.

In addition, the stock market in general, the Nasdaq and the market for technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources.

The future sale of our common stock and the exercise of outstanding options and warrants could negatively affect our stock price and cause dilution.

As of March 31, 2005, options to purchase 3,044,562 shares of our common stock and warrants to purchase 42,169 shares of our common stock were outstanding. As of March 31, 2005, an aggregate of 160,000 shares had been granted subject to restricted stock grants under our Amended and Restated Equity Compensation Plan, all of which remain outstanding but subject to restrictions under our Amended and Restated Equity Compensation Plan. A total of 1,253,425 of the outstanding options and warrants are “in the money” and exercisable as of March 31, 2005. “In the money” means that the current market price of the common stock is above the exercise price of the shares subject to the warrant or option. The issuance of common stock upon the exercise of these options and warrants could adversely affect the market price of the common stock or result in substantial dilution to our existing stockholders.

If the price and volume of our common stock experience fluctuations, this could lead to costly litigation for us.

Because we have a limited operating history and operate within the medical devices and diagnostic products segments of the pharmaceutical and biotechnology industries, our stock price is likely to be volatile. The market price of our common stock may fluctuate substantially due to a variety of factors, including:

•	results of our clinical trials related to developing multiple indications for our cancer diagnostic products, such as those related to colorectal, lung or other solid tissue cancers, or expanding the applications of our technologies to fields of medicine other than cancer, such as cardiovascular and infectious diseases;

•	changes in reimbursement policies concerning the diagnostic products that we or our competitors offer;

•	media reports and publications and announcements about cancer or diagnostic products or new cancer treatments or innovations that could compete with our products;

•	announcements concerning our competitors or the medical devices and diagnostic products segments in general;

•	new regulatory pronouncements, changes in regulatory guidelines, such as adverse changes in reimbursement for cancer diagnostic products, and timing of regulatory approvals concerning the products in our pipeline;

•	market conditions or trends related to the medical diagnostics and biotechnology industries or the market in general;

•	additions to or departures of our key personnel, in particular, the loss of Edward L. Erickson, our Chief Executive Officer, Byron D. Hewett, our Chief Operating Officer, Leon W.M.M. Terstappen, our Chief Scientific Officer, and James G. Murphy, our Chief Financial Officer;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	changes in financial estimates or recommendations by securities analysts;

•	variations in our quarterly financial and operating results; and

•	changes in accounting principles.

The market prices of the securities of biotechnology and diagnostic companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. Moreover, market prices for stocks of biotechnology-related companies, particularly following an IPO, frequently reach levels that bear no relationship to the operating performance of these companies. These market prices generally are not sustainable and are highly volatile. In the past, companies that experience volatility in the market price of their securities have often faced securities class action litigation. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources and harm our ability to grow our business.

Anti-takeover provisions in our restated certificate of incorporation, as amended, or certificate of incorporation, and bylaws and under Delaware law could inhibit a change in control or a change in management that holders of our common stock consider favorable.

Provisions in our certificate of incorporation and bylaws could delay or prevent a change of control or change in management that would provide holders of our common stock with a premium to the market price of our common stock. These provisions include those:

•	authorizing the issuance, without further approval, of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	limiting the ability to remove directors;

•	limiting the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law, limits business combination transactions with 15 percent stockholders that have not been approved by our board of directors. These provisions and others could make it difficult for a third party to acquire us, or for members of our board of directors to be replaced, even if doing so would be beneficial to our stockholders. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace the current management team. If a change of control or change in management is delayed or prevented, holders of our common stock may lose an opportunity to realize a premium on their shares of common stock or the market price of our common stock could decline.

We do not expect to pay dividends in the foreseeable future. As a result, holders of our common stock must rely on stock appreciation for any return on their investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Certain of our existing credit agreements prohibit the payment of cash dividends without lender consent. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein, or that will be incorporated herein by reference, constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements include management’s expectations regarding future financial performance, industry trends, levels of competition, business and sales activities, research, product development, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions by management, we can give no assurance that our expectations will be achieved. Our actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond our control. These factors include, but are not limited to, risks associated with our dependence on Veridex; our capital and financing needs; research and development and clinical trial expenditures; commercialization of our product candidates; our ability to use licensed products and to obtain new licenses from third parties; our ability to manage growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to our customers for our products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under our agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to our products; effectiveness of our products compared to competitors’ products; protection of our intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against us; labor, contract or technical difficulties; competitive pressures in our industry; other risks and uncertainties discussed under the section titled “Risk Factors”; and other risks and uncertainties, as may be detailed from time to time in our public announcements and filings with the Commission.

We do not intend to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements other than as required under the federal securities laws.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.

Fiscal Year
	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges(1)

(1)	Earnings were not sufficient to cover fixed charges by amounts equal to the net loss of $27,933,000, $17,643,000, $18,321,000, $12,042,000 and $6,954,000 for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively. For this reason no ratios are provided for these periods.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from any sale of the securities that we may sell by this prospectus and any accompanying prospectus supplement for working capital and other corporate purposes, which may include the acquisition of businesses, products, product rights or technologies. In addition, we may use any proceeds to pay existing contractual obligations and to repay indebtedness. Investors will be relying on the judgment of our management regarding the application of the proceeds from any sale of the securities.

THE SECURITIES WE MAY OFFER

We may from time to time offer under this prospectus, separately or together:

•	common stock;

•	preferred stock;

•	unsecured senior or subordinated debt securities;

•	warrants to purchase common stock;

•	warrants to purchase preferred stock;

•	warrants to purchase debt securities;

•	depositary shares;

•	stock purchase contracts to purchase common stock; and

•	stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder’s obligation to purchase common stock under the stock purchase contract, either our debt securities or U.S. Treasury securities.

The aggregate initial offering price of the offered securities will not exceed $75,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of March 31, 2005, 23,248,994 shares of common stock were outstanding and 3,766,667 shares were reserved for issuance upon the exercise of outstanding options and warrants.

The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities, but it is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and our bylaws that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, any certificate of designation that we may file with the Commission for a series of preferred stock we may designate, if any.

We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

Description of Common Stock

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of any outstanding preferred stock may be entitled, holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. In the event of liquidation, dissolution or winding up of us, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

The transfer agent and registrar for our common stock is StockTrans, Inc., whose address is 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, and whose phone number is (610) 649-7300.

Description of Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of ten million shares of preferred stock in one or more series. Each series of preferred stock will have the rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors determines. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that will distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

Warrants

As of March 31, 2005, warrants to purchase 42,169 shares of common stock were outstanding. These warrants have a weighted average exercise price of $5.22 per share and expire between January 2011 and January 2014.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our bylaws and certificate of incorporation eliminate the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting and require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. The authorization of undesignated preferred stock makes it possible for our board of directors, without obtaining further stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. Prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates, and other limitations on the ability to remove directors, such as the prohibition on removal of directors without cause, may make it more difficult for our directors to be removed. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

•	prior to the business combination, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding:

•	shares owned by persons who are directors and also officers; and

•	shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time the stockholder became an interested stockholder, the business combination is:

•	approved by our board of directors; and

•	authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of our outstanding voting stock that is not owned by the interested stockholder.

In general, the Delaware General Corporation Law defines an interested stockholder to be an entity or person that beneficially owns 15 percent or more of the outstanding voting stock of the corporation or any entity or person that is an affiliate or associate of such entity or person. The Delaware General Corporation Law generally defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10 percent or more of the assets of the corporation or its majority-owned subsidiary that involves the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the interested stockholder’s proportionate share of the stock of any class or series of the corporation; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

The following description of our debt securities sets forth the general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to any offered debt securities, will be described in the applicable prospectus supplement. We will issue senior debt securities under an indenture between us and a trustee. This prospectus refers to this indenture as the “senior indenture.” We will issue subordinated debt securities under an indenture between us and a trustee. This prospectus refers to this indenture as the “subordinated indenture.” The senior indenture and the subordinated indenture are sometimes referred to collectively as the “indentures” and each individually as an “indenture.” The indentures will be subject to, and governed by, the Trust Indenture Act of 1939.

The following description of certain provisions of the forms of indentures does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the indentures. We urge you to read the indentures applicable to a particular series of debt securities because they, and not this description, define your rights as the holders of the debt securities. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

General

The indentures will not limit the aggregate principal amount of the debt securities which we may issue and will provide that we may issue the debt securities from time to time in one or more series. The indentures will not limit the amount of our other indebtedness or the debt securities which we or our subsidiaries may issue.

Unless otherwise provided in the applicable prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all of our senior indebtedness as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

We have granted security interests in substantially all of our assets, including equipment, inventory, accounts, receivables, cash and cash equivalents, and general intangibles (excluding intellectual property) to secure our debt. As a result, debt securities and the guarantees will be effectively subordinated to the secured debt to the extent of the value of the assets that secure that debt. As of March 31, 2005, we had approximately $5,801,000 of secured debt outstanding.

The applicable prospectus supplement will describe the terms of the debt securities offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

•	the date or dates on which interest, if any, on the debt securities will be payable;

•	the place or places where payments will be payable;

•	whether any of the debt securities will be redeemable at our option, whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the option of any holder, and the terms of the option or obligation;

•	if other than denominations of $1,000 and multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be convertible or exchangeable and, if so, the securities or rights into which the debt securities are convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	if other than the entire principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than United States dollars, the currency of payment of the principal of, any premium or interest on or any additional amounts with respect to any of the debt securities;

•	whether the debt securities will be issued in global form and, if so, who the depositary will be;

•	classification as senior or subordinated debt securities;

•	in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of ours in right of payment, whether the other indebtedness is outstanding or not;

•	whether the debt securities are subject to defeasance; and

•	any other specific terms of the debt securities, including any additional events of default or covenants.

The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount. Special United States federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

Unless otherwise provided in the applicable prospectus supplement, payment of the interest on any debt securities on an interest payment date will be made to the person in whose name the debt securities are registered at the close of business on the regular record date for the interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise provided in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise provided in the applicable prospectus supplement, the corporate trust office of the trustee will be required to have an office in New York and will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and the holders of the debt securities may then look only to us for payment.

Form, Exchange and Transfer

The debt securities will be issued only in fully registered form, without coupons, and, unless otherwise provided in the applicable prospectus supplement, in minimum denominations of $1,000 and any multiple of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants.

At the option of the holder and unless otherwise provided in the applicable prospectus supplement, the debt securities may be exchanged for other debt securities of the same series in any authorized denominations, and of a like aggregate principal amount and the debt securities may be presented for exchange or for registration of transfer at the office of any transfer agent designated by us. The transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities.

If the debt securities of any series are to be redeemed in part, we will not be required to:

•	issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any of the debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or other securities, property or cash, or a combination of any of the foregoing, will be described in the applicable prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the securities, property or cash to be received by the holders of the debt securities would be subject to adjustment as described in the applicable prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series.

The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered holder of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form and will not be considered the owners or holders of the debt securities represented by the global security for any purpose under the debt securities or the applicable indenture.

Principal of, and any premium and interest on, a global security will be made to the depositary. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests of the global security for the debt securities, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

We expect that the depositary for a series of the debt securities, upon receipt of any payment with respect to the debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.

The indentures will provide that each global security authenticated will be registered in the name of the depositary and delivered to the depositary or its nominee or custodian, and each global security will constitute a single debt security. The indentures will also provide that no global security may be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered, in the name of any person other than the depositary or its nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as required;

•	there will have occurred and be continuing an event of default with respect to the debt securities of a series represented by the global security; or

•	there will exist the circumstances described in certain provisions of the applicable indenture.

Subject to the foregoing, all debt securities issued in exchange for a global security or any portion thereof will be registered in the names as the depositary for the global security will direct.

Consolidation, Merger, Conveyance, Transfer or Lease

The indentures will provide that we may not consolidate or amalgamate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, and we may not permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless:

•	the person is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and will expressly assume all of our obligations under the indenture and the debt securities;

•	immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

•	certain other conditions are met.

Events of Default

Each of the following events will constitute an event of default under the applicable indenture with respect to any series of debt securities issued:

•	default in the payment of any interest on any debt security of that series when it becomes due, and the default continues for a period of 30 days;

•	default in the payment of the principal of or any premium on any debt security of that series when due;

•	default in the deposit of any sinking fund payment, when due in respect of any debt security of that series;

•	default in the performance of any covenant contained in the applicable indenture for the benefit of that series of the debt securities, and the default continues for a period of 90 days after written notice has been given as provided in the indenture;

•	a default under any bond, debenture, note or other evidence of our indebtedness of at least $10,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our indebtedness for money borrowed having an aggregate principal amount outstanding of at least $10,000,000, whether the indebtedness now exists or will hereafter be created, which default will have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without the indebtedness having been discharged, or the acceleration having been rescinded or annulled, within a period of 10 days after there has been given written notice as provided in the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided in or pursuant to the applicable indenture with respect to the debt securities of that series.

If an event of default with respect to the debt securities of any series, other than certain events of default relating to bankruptcy, insolvency or reorganization, occurs and is continuing, then the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series (or, in the case of original issue discount securities, the portion of the principal amount as may be specified by their terms) to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders). If an event of default relating to bankruptcy, insolvency or reorganization occurs, the principal amount of all the debt securities of that series (or, in the case of original issue discount securities, the portion of the principal amount as may be specified by their terms) will automatically become immediately due and payable, and without any other action on the part of the trustee or any holder.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any event of default with respect to the debt securities of that series and rescind a declaration of acceleration of payment if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the trustee and all defaults are remedied.

If an event of default with respect to the debt securities of any series occurs and is continuing, the trustee may proceed to protect and enforce its rights and the rights of the holders of the debt securities of that series by the appropriate judicial proceedings, whether to enforce any covenant or agreement in the applicable indenture, to help in the exercise of any power granted by the indenture, or to enforce any other proper remedy.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. However, the direction by the holders must not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with the direction.

We will be required to deliver to the trustee annually a statement by certain of our officers as to whether or not, to their knowledge, we are in default in the performance of any of the terms, provisions and conditions of the applicable indenture and, if we are in default, specifying those defaults.

Supplemental Indentures and Waivers

We and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected, may enter into a supplemental indenture to add, change or modify the applicable indenture or the rights of the holders of the debt securities of that series; provided, however, no supplemental indenture will, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of any debt securities;

•	reduce the principal amount of or the rate of interest on the debt security or any premium payable upon the redemption of any debt securities;

•	reduce the amount of the principal of an original issue discount security or any other debt security payable upon acceleration of its maturity;

•	change any place of payment where, or currency in which, any debt security or any premium or interest on any debt security is payable;

•	impair the right to enforce any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	modify the provisions of the applicable indenture with respect to the subordination of the debt securities in a manner adverse to the holders of that debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or for any waiver of compliance with certain provisions of the applicable indenture or for certain defaults;

•	modify our covenants under the applicable indenture; or

•	modify any of the above provisions.

We and the trustee, without the consent of any holders of a series of debt securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to provide for our successor and the assumption by our successor of our covenants under the applicable indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power herein conferred upon us;

•	to add any additional events of default for the benefit of the holders of all or any series of debt securities;

•	to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add, change or eliminate any provisions of the applicable indenture in respect to one or more series of debt securities, provided that the addition, change or elimination (i) will not apply to any outstanding debt security or (ii) will become effective only when there is no debt security outstanding of series created prior to the execution of the supplemental indenture which is entitled to the benefit of that provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of that series as provided in the applicable indenture; or

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of this indenture as will be necessary to provide for or facilitate the administration of the trusts by more than one trustee, pursuant to the requirements of the applicable indenture.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive compliance with certain restrictive covenants.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default under the applicable indenture, except a default in the payment of the principal of or any premium or interest and some covenants or provisions of the applicable indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Subordination of the Subordinated Debt Securities

The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our senior indebtedness. In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, dissolution or other winding up, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or

•	any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours,

and in any like event, the holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of our senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.

By reason of such subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of other obligations of ours that are not subordinated to our senior indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Subject to the payment in full of all of our senior indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, property or securities of ours applicable to the senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made:

•	if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist; or

•	if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indenture will not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute senior indebtedness under the subordinated indenture.

The term “senior indebtedness” means all indebtedness of ours outstanding at any time, except:

•	the subordinated debt securities;

•	indebtedness as to which, by the terms of the instrument creating or evidencing the same, is subordinated to or ranks equally with the subordinated debt securities;

•	indebtedness of ours to an affiliate of ours;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

•	trade accounts payable.

The senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness.

The subordinated indenture will provide that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state.

Information Concerning the Trustee

We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its respective affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

Under each indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK

AND PREFERRED STOCK WE MAY OFFER

The following statements with respect to the common stock warrants and the preferred stock warrants are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue of either or both of the common stock or preferred stock warrants. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Common Stock Warrant Agreement or the Preferred Stock Warrant Agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

General

The common stock warrants and preferred stock warrants, evidenced by stock warrant certificates, may be issued under a stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including:

•	the offering price, if any;

•	the designation and terms of the common or preferred stock purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the stock warrants will commence and expire;

•	a discussion of certain United States Federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	any antidilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

The shares of common or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

Exercise of Stock Warrants

Stock warrants may be exercised by surrendering the stock warrant certificate to the stock warrant agent with the form of election to purchase on the reverse side of the stock warrant certificate properly completed and signed and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon receipt of the certificates, the stock warrant agent will requisition from the transfer agent for the common stock for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders

Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES WE MAY OFFER

The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the debt warrant agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

General

The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and expire;

•	a discussion of certain United States Federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	any antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate to the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and signed, and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

The following statements with respect to depositary shares are summaries of, and subject to, the detailed provisions of a depositary share agreement to be entered into by us and a depositary to be selected at the time of issue. The depositary share agreement may include or incorporate by reference standard provisions substantially in the form of the depositary share agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

We may, at our option, offer fractional shares of our preferred stock, rather than whole shares of our preferred stock. In the event we do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to an offering of the depositary shares) of a share of the related series of preferred stock.

The shares of our preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary, or bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock, represented by the depositary share to all of the rights and preferences of the preferred stock represented by the depositary shares (including dividend, voting, redemption, conversion and liquidation rights).

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

WE MAY OFFER

The following statements with respect to stock purchase contracts and stock purchase units are summaries of, and subject to, the detailed provisions of a stock purchase contract agreement or stock purchase unit agreement to be entered into by us and a stock purchase contract agent or stock purchase unit agent to be selected at the time of issue. The stock purchase contract agreement or stock purchase unit agreement may include or incorporate by reference standard provisions substantially in the form of the stock purchase contract agreement or stock purchase unit agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contract agreement. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be issued separately or as a part of stock purchase units, consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares of common stock, preferred stock or depositary shares under the stock purchase contracts, either our senior or subordinated debt securities or the debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contract agreements may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contract agreements may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract agreement.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to:

•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the stock purchase contract agreement pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the offered securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to purchasers; or

•	through remarketing firms.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Each series of the offered securities will be a new issue and, other than the shares of common stock which are listed on the Nasdaq, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business. Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

VALIDITY OF SECURITIES

The validity of any securities offered by us in the applicable prospectus supplement will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. The validity of any securities offered in the applicable prospectus supplement will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy our reports, documents and other information at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public from the Commission’s web site at www.sec.gov and we maintain a website at http://www.immunicon.com, where general information about us is available. We are not incorporating the contents of the Commission’s website or our website into this prospectus and the references to these websites are intended as inactive textual references only.

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information. We incorporate by reference the documents listed below and any future documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished to, and not filed with, the Commission) prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Current Report on Form 8-K filed on April 15, 2005;

•	Our Current Report on Form 8-K filed on April 25, 2005; and

•	The description of our common stock contained in our registration statement on Form 8-A dated April 9, 2004 (File No. 000-50677), including any amendments or reports filed for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, call or write us at the following address and telephone number:

Immunicon Corporation

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

Attention: Corporate Secretary

(215) 830-0777